Exhibit 99.1

NEWS RELEASE

Green Plains Reports Fourth Quarter and Full-Year 2011 Financial Results

Results for the Full-Year of 2011

•	Net income of $38.4 million

•	Diluted earnings per share of $1.01

Results for the Fourth Quarter of 2011

•	Net income of $13.3 million

•	Diluted earnings per share of $0.36

OMAHA, NEB. (GLOBE NEWSWIRE) – February 8, 2012 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the fourth quarter and full-year ended December 31, 2011. Net income attributable to Green Plains for the full year of 2011 was $38.4 million, or $1.01 per diluted share, compared to $48.0 million or $1.51 per diluted share in 2010. Revenues were $3.6 billion for the year ended December 31, 2011, compared to $2.1 billion in 2010.

For the quarter ended December 31, 2011, net income attributable to Green Plains was $13.3 million, or $0.36 per diluted share, compared to $16.4 million, or $0.44 per diluted share, for the same period in 2010. Revenues were $922.8 million for the fourth quarter of 2011 compared to $757.0 million during the same period in 2010.

“In three short years, we have successfully built a large, diversified platform capable of generating solid operating results and strong cash flows—and we are not done growing,” stated Todd Becker, President and Chief Executive Officer. “Our businesses handled and processed more than nine million tons of grain in 2011, marketed and distributed over a billion gallons of fuel and produced two million tons of animal feed which are all records for our young company. Our nine ethanol plants produced a record 722 million gallons of ethanol last year, an increase of nearly 33% over 2010. In addition, we developed a new business segment during 2011 that extracted 96 million pounds of corn oil, and we increased our grain storage capacity to 39 million bushels.”

The Company generated $48.2 million of non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments in 2011. For the fourth quarter of 2011, non-ethanol operating income was $19.1 million, or 48% of total segment operating income. The corn oil production and agribusiness segments generated $9.0 million and $7.8 million of operating income in the quarter, respectively.

“Since late in the year spot ethanol margins have compressed. We are maintaining our disciplined approach to managing commodity risks and are continually assessing production levels to optimize our operating performance. The long-term fundamentals for ethanol are solid. There continues to be a strong economic incentive to blend ethanol and we expect certification of E15 in the near future,” said Becker. “With our strategy of diversification and focus on operating efficiencies, combined with our strong cash balance, we believe we are well positioned to manage through sustained cyclical downturns.”

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, for the full-year of 2011 was $148.6 million compared to $129.6 million for the same period of 2010. Green Plains had $194.6 million total cash and equivalents and $221.6 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at December 31, 2011. EBITDA was $45.2 million for the fourth quarter of 2011 compared to $43.9 million during the same period of 2010. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

2011 Business Highlights

•

In March 2011, Green Plains completed the purchase of an ethanol plant from Otter Tail Ag Enterprises, LLC located near Fergus Falls, Minn. The acquisition expanded Green Plains’ ethanol production to an expected 740 million gallons annually.

•

During 2011, Green Plains completed the installation of corn oil extraction equipment at its ethanol plants. The Company expects to produce approximately 130 million pounds of corn oil annually from its nine plants.

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Green Plains’ agribusiness segment added 5.0 million bushels of grain storage capacity during 2011 and early 2012, bringing total storage capacity for the segment to 39.1 million bushels. In June, Green Plains completed the acquisition of 2.0 million bushels of grain storage located in Hopkins, Mo. In January 2012, Green Plains completed the acquisition of the grain elevator assets of KW Carter Company d/b/a JW Grain located in St. Edward, Neb. The St. Edward facility has 1.9 million bushels of grain storage and is located approximately 40 miles from the Company’s Central City ethanol production facility. Once a planned expansion at the St. Edward facility is completed, Green Plains will have approximately 40 million bushels of grain storage capacity at 15 agribusiness locations in four states.

•

In September 2011, Green Plains completed the repurchase of 3.5 million shares of its common stock from a subsidiary of NTR plc, its largest shareholder, at a price of $8.00 per share. The $28 million repurchase was funded from 2011 operations.

•	Also in September 2011, FORTUNE Magazine ranked Green Plains 8th on its 2011 “100 Fastest-Growing Companies” list.

•

BioProcess Algae LLC completed the construction of one and a half acres of outdoor Grower HarvesterTM reactors in the fall of 2011. In October 2011, Green Plains and BioProcess Algae announced successful completion of the first round of algae-based poultry feed trials. BioProcess Algae continues to proceed with further testing for poultry markets and has begun construction on a five acre project at Green Plains’ Shenandoah ethanol production facility. BioProcess Algae is working with various firms to develop high-quality, low-cost feedstocks for human nutrition, animal feed and fuel markets.

•

In July 2011, Green Plains purchased the remaining noncontrolling interests of BlendStar LLC. In November 2011, Green Plains announced that BlendStar would build, own and operate a new ethanol unit train terminal in Birmingham, Ala. on the BNSF Railway. The new terminal will have 160,000 barrels of storage capacity and will receive full 96-car unit trains of ethanol, which can be offloaded within 24 hours. The terminal is expected to be completed in the third quarter of 2012. BlendStar’s existing terminal will be retrofitted to handle other biofuels and liquid products when construction of the new unit train facility is complete.

•

Green Plains Trade Group and Green Plains Grain expanded their respective revolving credit facilities during 2011, providing additional liquidity to finance inventories and trade receivables. In January, the senior secured revolving credit facility of Green Plains Trade Group was expanded to $70 million from $30 million. Green Plains Grain completed a $195 million syndicated revolving line of credit and a $30 million amortizing term loan in October. Proceeds from the facilities were used to repay existing indebtedness and provide working capital funding and funds for other general purposes.

Conference Call

On February 9, 2012, Green Plains will hold a conference call to discuss its fourth quarter and full-year 2011 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-455-2308 and the international dial-in number is 719-325-2387. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will also be archived and available for replay through February 16, 2012.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis, including 740 million gallons of expected production from the Company’s nine ethanol plants located throughout the U.S. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns BlendStar LLC, a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for the growing and harvesting of algal biomass.

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Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of the Company’s forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$922,791	$757,032	$3,553,712	$2,133,922
Cost of goods sold	870,738	705,414	3,381,480	1,981,396

Gross profit	52,053	51,618	172,232	152,526
Selling, general and administrative expenses	19,869	18,896	73,219	60,475

Operating income	32,184	32,722	99,013	92,051

Other income (expense)
Interest income	87	90	310	313
Interest expense	(9,206)	(8,692)	(36,645)	(26,144)
Other, net	(309)	152	(779)	(169)

Total other expense	(9,428)	(8,450)	(37,114)	(26,000)

Income before income taxes	22,756	24,272	61,899	66,051
Income tax expense	9,495	7,900	23,686	17,889

Net income	13,261	16,372	38,213	48,162
Net (income) loss attributable to noncontrolling interests	5	12	205	(150)

Net income attributable to Green Plains	$13,266	$16,384	$38,418	$48,012

Earnings per share:
Basic	$0.40	$0.47	$1.09	$1.55

Diluted	$0.36	$0.44	$1.01	$1.51

Weighted average shares outstanding:
Basic	32,905	34,781	35,276	31,032

Diluted	39,467	39,083	41,808	32,347

Revenues increased by $165.8 million in the fourth quarter of 2011 compared to the same period of 2010 primarily as a result of acquisitions and increases in commodity prices. Green Plains acquired the Lakota and Riga ethanol plants in October 2010 and the Otter Tail ethanol plant in March 2011. Ethanol production increased during the fourth quarter of 2011 compared to the same period of 2010 while operating margins per gallon produced decreased. Operating expenses increased as a result of the expanded scope of the business resulting from the acquisitions completed. These factors contributed to a decrease in operating income of $0.5 million in the fourth quarter of 2011 compared to the same period of 2010.

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Interest expense increased by $0.5 million in the fourth quarter of 2011 compared to the same period of 2010 due to debt issued to finance the acquisitions and $90.0 million of convertible notes issued in November 2010. Weighted average shares outstanding for diluted earnings per share purposes reflect additional shares outstanding under the as-if-converted method of accounting for the convertible notes. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income attributable to Green Plains	$13,266	$16,384	$38,418	$48,012
Interest and amortization expense related to convertible debt	1,448	960	5,776	960
Tax savings related to interest and amortization expense on convertible debt	(543)	(260)	(2,166)	(260)

Net income on an as-if-converted basis	$14,171	$17,084	$42,028	$48,712

Effect of convertible debt on weighted average shares outstanding—diluted	6,280	4,028	6,280	1,015

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (4) marketing and distribution of Company-produced and third-party ethanol, distillers grains and corn oil, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Ethanol production	$535,512	$374,282	$2,133,921	$1,115,425
Corn oil production	14,508	1,702	44,857	1,702
Agribusiness	170,505	167,100	554,140	370,752
Marketing and distribution	766,469	616,395	3,064,965	1,821,600
Intersegment eliminations	(564,203)	(402,447)	(2,244,171)	(1,175,557)

	$922,791	$757,032	$3,553,712	$2,133,922

Gross profit:
Ethanol production	$23,130	$35,176	$87,010	$105,079
Corn oil production	8,969	878	27,067	878
Agribusiness	14,324	10,281	34,749	25,199
Marketing and distribution	5,779	6,347	23,112	21,192
Intersegment eliminations	(149)	(1,064)	294	178

	$52,053	$51,618	$172,232	$152,526

Operating income:
Ethanol production	$21,058	$31,399	$73,242	$93,410
Corn oil production	8,958	878	26,999	878
Agribusiness	7,787	4,419	11,721	5,614
Marketing and distribution	2,397	3,299	9,475	9,673
Intersegment eliminations	(139)	(1,055)	334	188

Segment operating income	40,061	38,940	121,771	109,763
Corporate activities	(7,877)	(6,218)	(22,758)	(17,712)

	$32,184	$32,722	$99,013	$92,051

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

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Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Ethanol sold	180,955	161,606	721,535	544,388
(thousands of gallons)
Distillers grains sold	511	467	2,047	1,566
(thousands of equivalent dried tons)
Corn consumed	64,405	56,969	255,437	194,327
(thousands of bushels)

Revenues in the ethanol production segment increased by $161.2 million for the fourth quarter of 2011 compared to the same period of 2010. Revenues for the fourth quarter of 2011 included a full quarter of production from the Lakota and Riga ethanol plants, which were acquired in October 2010, as well as production from the Otter Tail ethanol plant, which was acquired in March 2011. Combined revenues from the Lakota, Riga and Otter Tail plants increased by $82.8 million for the fourth quarter of 2011 compared to the same period of 2010. The remaining increase in revenues was due to increases in ethanol and distillers grains prices.

Cost of goods sold in the ethanol production segment increased by $173.3 million for the fourth quarter of 2011 compared to the same period of 2010. The increase was primarily due to the consumption of 7.4 million additional bushels of corn and a 6.6% increase in the average corn cost per bushel during the fourth quarter of 2011 compared to the same period of 2010. The volume increase was primarily due to the additional production from the Lakota, Riga and Otter Tail plants. Depreciation and amortization expense for the ethanol production segment was $11.2 million during the fourth quarter of 2011 compared to $9.6 million during the same period of 2010. Operating income in the ethanol production segment decreased by $10.3 million to $21.1 million for the fourth quarter of 2011 compared to the same period of 2010. The decrease in operating income was primarily a result of lower operating margins per gallon in the fourth quarter of 2011 when compared to the same period of the previous year.

Corn Oil Production Segment

Green Plains initiated corn oil production in the fourth quarter of 2010. By September 30, 2011, corn oil extraction equipment was deployed at all nine of the Company’s ethanol plants. During the fourth quarter of 2011, the Company produced 31.9 million pounds of corn oil generating operating income of $9.0 million, compared to 5.0 million pounds and $0.9 million, respectively, for the fourth quarter of 2010. For the full year of 2011, the Company produced 96.3 million pounds of corn oil compared to 5.0 million pounds in 2010 period.

Agribusiness Segment

The table below presents key operating data within the agribusiness segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Grain sold	17,697	20,022	69,336	56,215
(thousands of bushels)
Fertilizer sold	25,948	27,046	64,749	60,653
(tons)

Revenues in the agribusiness segment increased by $3.4 million for the fourth quarter of 2011 compared to the same period of 2010. Gross profit for the segment increased by $4.0 million for the fourth quarter of 2011 compared to the same period in 2010. Revenues and gross profit increased primarily as a result of higher unit margins for grains and fertilizer, offset by decreases in volumes sold. Operating income increased by $3.4 million for the fourth quarter of 2011 compared to the same period of 2010 as a result of the above factors, offset by increased operating expenses due to the expanded scope of agribusiness operations.

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Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased by $150.1 million for the fourth quarter of 2011 compared to the same period of 2010. The increase in revenues was primarily due to an increase in commodity prices. Ethanol and distillers grains revenues within the marketing and distribution segment increased by $109.4 million and $21.2 million, respectively. The remainder of the increase in revenue is attributable to sales of corn oil produced by the corn oil production segment. The Company sold 259.3 million gallons of ethanol within the marketing and distribution segment during the fourth quarter of 2011 compared to 267.8 million gallons sold during the same period of 2010. Volumes decreased 3.2% due to a decrease in volumes marketed for third-party ethanol plants offset by increased production from Company-owned plants as a result of the addition of the Lakota, Riga and Otter Tail plants. For the year of 2011, the Company sold 1.1 billion gallons of ethanol within the marketing and distribution segment compared to 0.9 billion gallons sold in 2010.

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income attributable to Green Plains	$13,266	$16,384	$38,418	$48,012
Net income (loss) attributable to noncontrolling interests	(5)	(12)	(205)	150
Interest expense	9,206	8,692	36,645	26,144
Income taxes	9,495	7,900	23,686	17,889
Depreciation and amortization	13,228	10,973	50,076	37,355

EBITDA	$45,190	$43,937	$148,620	$129,550

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	December 31,
	2011	2010
ASSETS
Current assets	$576,420	$606,686
Property and equipment, net	776,789	747,421
Other assets	67,619	43,672

Total assets	$1,420,828	$1,397,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$360,965	$342,503
Long-term debt	493,407	527,900
Other liabilities	61,099	29,734

Total liabilities	915,471	900,137
Total stockholders' equity	505,357	497,642

Total liabilities and stockholders' equity	$1,420,828	$1,397,779

At December 31, 2011, Green Plains had $194.6 million in total cash and equivalents and $221.6 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants). Total debt was $636.8 million, including $69.6 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $505.4 million. As of December 31, 2011, Green Plains had approximately 32.9 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy (402) 884-8700 #END